Exhibit 10.6

                                                             , 2006

I-Bankers Securities Incorporated

1560 East Southlake Boulevard, Suite 232

Southlake, Texas 76092

Re: Shanghai Century Acquisition Corporation

Gentlemen:

This letter will confirm the agreement of Franklin D. Chu, Anthony Kai Yiu Lo, Ronald Joseph Arculli, Humphrey P. Polanen, and Raymond Ch’ien (collectively, the “Initial Shareholders”), on the one hand, and I-Bankers Securities Incorporated and                          (the “Representatives”), on the other hand, with respect to the purchase of certain warrants to purchase ordinary shares (the “Warrants”) of Shanghai Century Acquisition Corporation (the “Company”) included in the units (“Units”) being sold in the Company’s initial public offering (“IPO”) upon the terms and conditions set forth herein. Each Unit is comprised of one ordinary share, par value $0.0005 per share, of the Company (the “Ordinary Shares”) and one Warrant to purchase one Ordinary Share. The Ordinary Shares and Warrants will not be separately tradable until 90 days after the effective date of the Company’s IPO unless the Representatives informs the Company of their decision to allow earlier separate trading.

1. Each of the Initial Shareholders, the Representatives and their respective affiliates and designees, on the date hereof, will enter into an agreement or plan (a “10b5-1 Plan”) in accordance with the terms of this letter and with the guidelines specified in Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with an independent broker-dealer registered under Section 15 of the Exchange Act which is neither affiliated with the Company, the Representatives nor part of the underwriting or selling group, who shall be mutually acceptable to the Initial Shareholders and the Representatives (the “Broker”) and which shall agree to effect all such purchases pursuant to the 10b5-1 Plans on a commission-free basis.

2.	The 10b5-1 Plans entered into pursuant hereto shall, among other things:

(a) provide for the purchase on a several basis pursuant to the 10b5-1 Plans of up to a maximum of 1,500,000 Warrants (the “Initial Shareholders’ Maximum Warrant Purchase”) in the aggregate by the Initial Shareholders, their affiliates and their designees;

(b) provide for the purchase pursuant to the 10b5-1 Plans of up to a maximum of 1,000,000 Warrants (the “Representatives’ Maximum Warrant Purchase”) in the aggregate by the Representatives, their affiliates and their designees;

(c) provide that all purchases of Warrants pursuant to the 10b5-1 Plans shall be made only in the public market, at market prices not to exceed $0.80 per Warrant, and shall occur only during the 20-trading day period (the “Trading Window”) commencing on the later of (i) the date separate trading of the Warrants has commenced or (ii) 60 calendar days after the end of the IPO “restricted period” as defined in Regulation M (“Regulation M”) promulgated under the Exchange Act; and

(d) contain a representation and warranty by each party that such party is not aware of any material nonpublic information concerning the Company or any securities of the Company and is entering into the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 promulgated under the Exchange Act.

3. None of the Initial Shareholders, the Representative or their respective affiliates and designees have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Warrants by the Broker or any person.

4. Each of the parties hereto agrees that the Warrants acquired pursuant to this agreement and the Rule 10b5-1 Plans shall not be sold or transferred until the earlier of the consummation by the Company of a stock exchange, asset acquisition or other similar business combination; provided, however, nothing contained herein shall preclude a sale or transfer (i) by gift to the immediate family of a member of any Initial Shareholder or to a trust, the beneficiary of which is any Initial Shareholder or a person in the immediate family of such Initial Shareholder, (ii) by virtue of the laws of descent and distribution upon death of any Initial Shareholder, (iii) pursuant to a qualified domestic relations order, or (iv) pursuant to a transfer of record ownership whereby there is no change in beneficial ownership; provided, further, however, that such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this paragraph. Each party hereto acknowledges that the certificates for such Warrants shall contain a legend indicating such restriction on transferability. It is further understood and acknowledged by each party hereto that all Warrants purchased pursuant to this letter and the Rule 10b5-1 Plans shall be non-callable by the Company for so long as such Warrants are held by the purchaser thereof or its permitted transferee.

5. Each of the parties hereto hereby covenants and agrees that such party and its respective affiliates and designees shall comply with, and shall take all actions reasonably necessary to cause compliance by the Broker with, the following conditions:

(a) The Company and the Representative shall provide to the Division of Market Regulation of the Securities and Exchange Commission (the “Division”) promptly upon request, a daily time-sequenced schedule of all Warrant purchases made pursuant to the 10b5-1 Plans, on a transaction-by-transaction basis, including: (i) size, broker, time of execution, price of purchase; and (ii) the exchange, quotation system, or other facility through which the Warrant purchase occurred;

(b) Upon the request of the Division, the Company and the Representative shall transmit the information as specified in paragraph 5(a) to the Division at its headquarters in Washington, D.C. within 30 days of its request; and

(c) Representatives of the Company, the Initial Shareholders, the Representative and the respective designees of the Initial Shareholders and the Representative shall be made available (in person at the offices of the Division in Washington, D.C. or by telephone) to respond to inquiries by the Division regarding their purchase(s).

6. This agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. This agreement or any provision hereof may only be changed, amended or modified by a writing signed by each of the parties hereto and shall be binding upon each of the parties hereto and their respective heirs, successors and assigns.

Very truly yours,

Franklin D. Chu

Anthony Kai Yiu Lo

Ronald Joseph Arculli

Humphrey P. Polanen

Raymond Ch’ien

AGREED:

I-Bankers Securities Incorporated

By:

Name:

Title

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